Kewaunee Scientific Announces
Results for Third Quarter and Quarterly Dividend

Exchange:	NASDAQ (KEQU)	Contact:	D. Michael Parker
704/871-3290

STATESVILLE, NC, February 25, 2010--Kewaunee Scientific Corporation (NASDAQ: KEQU) today announced results for its third quarter ended January 31, 2010.

Sales for the quarter were $21,814,000, down from sales of $26,023,000 in the same period last year.  Sales were affected by a soft market for small laboratory furniture projects, lower sales to international customers, and unusually bad weather which delayed the start of many construction projects.  The lower sales also reflect the typical slowdown in construction activity during the winter months, which did not occur last year.  Sales from domestic operations during the quarter were $19,081,000, down from sales of $22,498,000 in the same period last year.  Sales from international operations were $2,733,000, down from sales of $3,525,000 in the same period last year.

The order backlog increased to a record $65.5 million at January 31, 2010, up from $60.7 million at January 31, 2009, and $65.2 million at the end of last quarter.

Net earnings for the quarter were $621,000, or $0.24 per diluted share, down from $882,000, or $0.35 per diluted share, in the same period last year. Earnings were unfavorably impacted by lower sales and an after-tax increase in pension expense of $157,000, or $0.06 per diluted share, as compared to the third quarter last year.  The pension expense increase primarily resulted from last year’s decline in the market value of pension investments.

“Despite the lower earnings, I am pleased with our progress during the quarter,” said William A. Shumaker, President and Chief Executive Officer.  “The order backlog is strong at $65.5 million, and outstanding quotations are at record levels.  Quotation opportunities in the international marketplace have increased dramatically in recent months.  The international marketplace appears to show signs of recovery from the economic slowdown, and we expect to see improved results from our international operations in the fourth quarter.  Quotation activity also remains strong in the domestic marketplace for larger laboratory projects, although we expect our results in the short-term will continue to be impacted by changes to construction schedules and project delivery dates. All of our markets remain highly-competitive with aggressive pricing; however, we continue to successfully compete and win projects.”

Sales for the nine months ended January 31, 2010 were $75,151,000, down from sales of $79,150,000 in the same period last year. Domestic sales for the nine months ended January 31, 2010 were $67,152,000, down from sales of $67,296,000 in the same period last year.  Sales from international operations were $7,999,000 for the nine months ended January 31, 2010, down from sales of $11,854,000 in the same period last year.

Net earnings for the nine months ended January 31, 2010 were $3,044,000, or $1.18 per diluted share, down from net earnings of $3,327,000, or $1.30 per diluted share, in the same period last year.  Earnings for the nine months were unfavorably impacted by an after-tax increase in pension expense of $470,000, or $0.18 per diluted share, as compared to the same period last year.

The Company's financial condition continues to be strong. Bank borrowings and capital lease obligations decreased to $3,144,000 at January 31, 2010, down from $6,318,000 at January 31, 2009. Cash on hand was $2,443,000, as compared to $3,089,000 at the end of the same period last year. Working capital increased to $21,327,000 at the end of the quarter, up from $17,749,000 at the end of the same period last year.

“As I look forward, I am optimistic about Kewaunee's future,” continued Mr. Shumaker.  “Our strategies to expand into new markets, introduce new products, and reduce costs are positioning Kewaunee well for long-term growth and success.  We also continue to expand our manufacturing capabilities, with the recently announced expansion of our Statesville facility following the move into our new, larger Bangalore factory last summer.”

In other news, the Company announced today that its Board of Directors approved a cash dividend of ten cents per outstanding share to stockholders of record at the close of business on March 8, 2010, payable on March 22, 2010.

Kewaunee Scientific Corporation is a recognized leader in the design, manufacture, and installation of scientific and technical furniture. The Company's corporate headquarters are located in Statesville, North Carolina. The Company's manufacturing facilities are located in Statesville and Bangalore, India. The Company has subsidiaries in Singapore and Bangalore that serve the Asian and Middle East markets. Kewaunee Scientific's website is located at http://www.kewaunee.com.

Certain statements in this release constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could significantly impact results or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, economic, competitive, governmental, and technological factors affecting the Company’s operations, markets, products, services, and prices.

Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	January 31		January 31
	2010	2009	2010	2009

Net sales	$21,814	$26,023	$75,151	$79,150
Cost of products sold	17,129	21,089	58,492	62,846

Gross profit	4,685	4,934	16,659	16,304

Operating expenses	3,663	3,440	11,605	10,884

Operating earnings	1,022	1,494	5,054	5,420

Other expense	--	3	--	(36)
Interest expense	(35)	(49)	(115)	(231)

Earnings before income taxes	987	1,448	4,939	5,153
Income tax expense	333	488	1,673	1,595

Net earnings	654	960	3,266	3,558

Less; net earnings attributable to
the noncontrolling interest	33	78	222	231
Net earnings attributable to
Kewaunee Scientific Corporation	$621	$882	$3,044	$3,327

Net earnings per share attributable to
Kewaunee Scientific Corporation stockholders
Basic	$0.24	$0.35	$1.19	$1.30
Diluted	$0.24	$0.35	$1.18	$1.30
Weighted average number of common
shares outstanding (in thousands)
Basic	2,569	2,556	2,562	2,554
Diluted	2,581	2,556	2,570	2,563

Condensed Consolidated Balance Sheets
(in thousands)

	January 31	April 30
	2010	2009
	(unaudited)
Assets
Cash and cash equivalents	$1,937	$3,559
Restricted cash	506	456
Receivables, less allowances	23,007	24,526
Inventories	7,924	7,839
Prepaid expenses and other current assets	1,585	1,165
Total current assets	34,959	37,545
Net property, plant and equipment	12,609	11,369
Other assets	4,035	3,615
Total Assets	$51,603	$52,529

Liabilities and Stockholders’ Equity
Short-term borrowings	$2,909	$5,720
Current obligations under capital leases	96	220
Accounts payable	6,082	8,812
Other current liabilities	4,545	3,911
Total current liabilities	13,632	18,663
Other non-current liabilities	6,672	5,607
Total liabilities	20,304	24,270
Noncontrolling interest	1,625	1,306
Kewaunee Scientific Corporation equity	29,674	26,953
Total equity	31,299	28,259
Total Liabilities and Equity	$51,603	$52,529